Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, SEPTEMBER 4, 2026

HURCO REPORTS PROFIT IN THIRD QUARTER RESULTS FOR FISCAL YEAR 2026

INDIANAPOLIS, INDIANA – September 4, 2026 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the third fiscal quarter ended July 31, 2026. Hurco recorded net income of $2,314,000, or $0.35 per diluted share, for the third quarter of fiscal year 2026, compared to a net loss of $3,693,000, or $(0.58) per diluted share, for the corresponding period in fiscal year 2025. For the first nine months of fiscal year 2026, Hurco reported a net loss of $3,526,000, or $(0.55) per diluted share, compared to a net loss of $12,076,000, or $(1.87) per diluted share, for the corresponding period in fiscal year 2025.

Sales and service fees for the third quarter of fiscal year 2026 were $47,289,000, an increase of $1,483,000, or 3%, compared to the corresponding prior year period, and included an unfavorable currency impact of $20,000, or less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for the first nine months of fiscal year 2026 were $137,775,000, an increase of $4,688,000, or 4%, compared to the corresponding prior year period, and included a favorable currency impact of $3,145,000, or 2%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Greg Volovic, Chief Executive Officer, stated, "Just last quarter we said our disciplined execution of strategic pricing and tighter cost control through the down cycle was beginning to show, and we were working our way back to profitable quarters. This quarter, we were profitable. Gross margin for the third quarter of this fiscal year expanded 800 basis points to 28%, compared to the corresponding prior year period, primarily through measured cost control that began over two years ago, improved absorption of our fixed overhead across assembly operations, higher machine sales volumes in the U.S. and Asia Pacific, and a stronger mix of 5-axis and higher-performance machine sales globally, reflecting the premium our customers place on proprietary control technology and automation. Tariff refunds have helped this year, but the fundamentals of the business have proven to be the larger contributor to profitability. Orders for the first nine months of fiscal 2026 increased 24% compared to this same period last year, and improved across all regions of the world, outpacing shipments."

Mr. Volovic continued, "We know this industry is cyclical, and we are not declaring the cycle over, but we believe the direction of our business has turned, and we intend to build on it. We will carry that momentum into IMTS in Chicago later this month, where we plan to introduce the next generation of our proprietary control technology to customers from around the world. With $52 million in cash, $167 million of working capital, and no debt, we have both the confidence and the financial strength to invest in that future to build long-term value for our shareholders."

The following table sets forth net sales and service fees by geographic region for the third fiscal quarter and nine months ended July 31, 2026, and 2025 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Americas	$18,778	$16,901	$1,877	11%	$56,174	$50,370	$5,804	12%
Europe	21,336	24,166	(2,830)	(12)%	61,697	67,388	(5,691)	(8)%
Asia Pacific	7,175	4,739	2,436	51%	19,904	15,329	4,575	30%
Total	$47,289	$45,806	$1,483	3%	$137,775	$133,087	$4,688	4%

Sales in the Americas for the third quarter of fiscal year 2026 increased by 11%, compared to the corresponding period in fiscal year 2025, primarily due to increased shipments of Hurco 5-axis and larger, higher-performance vertical milling machines, and increased shipments of Takumi and Milltronics toolroom lathes.  Sales in the Americas for the first nine months of fiscal year 2026 increased by 12%, compared to the corresponding period in fiscal year 2025, primarily due to increased shipments of Hurco 5-axis machines and larger, higher-performance vertical milling machines, increased shipments of Takumi lathes and vertical milling machines, and increased shipments of Milltronics toolroom lathes.

European sales for the third quarter of fiscal year 2026 decreased by 12%, compared to the corresponding period in fiscal year 2025, and included a favorable currency impact of less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. European sales for the first nine months of fiscal year 2026 decreased by 8%, compared to the corresponding period in fiscal year 2025, and included a favorable currency impact of 5%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decreases in European sales in both periods were primarily attributable to a decreased volume of shipments of Hurco machines and electro-mechanical components and accessories manufactured by our wholly-owned subsidiary in Italy, LCM Precision Technology S.r.l. (“LCM”), partially offset by an increased volume of shipments of Takumi vertical milling machines and increased sales of ProCobots automation solutions.

Asian Pacific sales for the third quarter and first nine months of fiscal year 2026 increased by 51% and 30%, respectively, compared to the corresponding prior year periods, and included an unfavorable currency impact of 3% for the third quarter and less than 1% for the nine month periods, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year increases in Asian Pacific sales in both periods were primarily due to increased shipments of Hurco vertical milling machines in China and Southeast Asia, as well as increased shipments of Takumi vertical milling machines and private labeled machine frames produced for third parties.

Orders for the third quarter of fiscal year 2026 were $51,368,000, an increase of $10,372,000, or 25%, compared to the corresponding period in fiscal year 2025, and included an unfavorable currency impact of $260,000, or less than 1%, when translating foreign orders to U.S. dollars. Orders for the first nine months of fiscal year 2026 were $154,995,000, an increase of $30,214,000, or 24%, compared to the corresponding period in fiscal year 2025, and included a favorable currency impact of $3,106,000, or 2%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the third fiscal quarter and nine months ended July 31, 2026, and 2025 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Americas	$21,287	$15,557	$5,730	37%	$66,140	$47,145	$18,995	40%
Europe	21,401	20,274	1,127	6%	65,028	60,730	4,298	7%
Asia Pacific	8,680	5,165	3,515	68%	23,827	16,906	6,921	41%
Total	$51,368	$40,996	$10,372	25%	$154,995	$124,781	$30,214	24%

Orders in the Americas for the third quarter and first nine months of fiscal year 2026 increased by 37% and 40%, respectively, compared to the corresponding periods in fiscal year 2025, primarily due to increased demand for Hurco 5-axis and larger, higher-performance vertical milling machines, Takumi lathes and vertical milling machines, as well as Milltronics toolroom lathes.

European orders for the third quarter and first nine months of fiscal year 2026 increased by 6% and 7%, respectively, compared to the corresponding prior year periods, and included a favorable currency impact of less than 1% for the third quarter and 5% for the nine month periods, when translating foreign orders to U.S. dollars. The year-over-year increases in orders were driven primarily by increased customer demand for Hurco higher-performance vertical milling machines in the United Kingdom and electro-mechanical components and accessories manufactured by LCM, partially offset by decreased customer demand for Hurco machines in Germany and France.

Asian Pacific orders for the third quarter and first nine months of fiscal year 2026 increased by 68% and 41%, respectively, compared to the corresponding prior year periods, and included an unfavorable currency impact of 7% for the third quarter and 1% for the nine month periods, when translating foreign orders to U.S. dollars. The year-over-year increases in orders were due primarily to increased customer demand for Takumi machines and for private labeled machine frames produced for third parties, partially offset by decreased customer demand for Hurco machines in China.

Gross profit for the third quarter of fiscal year 2026 was $13,183,000, or 28% of sales, compared to $9,112,000, or 20% of sales, for the corresponding prior year period. Gross profit for the first nine months of fiscal year 2026 was $31,452,000, or 23% of sales, compared to $25,231,000, or 19% of sales, for the corresponding prior year period. Most of the year-over-year increases in gross profit were attributable to an increased volume of machine sales and a greater mix of higher-performance machines sold, as well as price increases implemented in the first quarter of fiscal 2026.  Additionally, a smaller portion of the gross profit improvement for the third quarter and first nine months of fiscal 2026 included tariff refund claims filed with the United States Customs and Border Protection.

Selling, general, and administrative expenses for the third quarter of fiscal year 2026 were $10,889,000, or 23% of sales, compared to $10,762,000, or 23% of sales, in the corresponding fiscal year 2025 period, and included an unfavorable currency impact of $10,000 when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general, and administrative expenses for the first nine months of fiscal year 2026 were $33,127,000, or 24% of sales, compared to $32,041,000, or 24% of sales, in the corresponding fiscal year 2025 period, and included an unfavorable currency impact of $753,000 when translating foreign expenses to U.S. dollars for financial reporting purposes. The year-over-year increases in selling, general, and administrative expenses were primarily due to the unfavorable impact of currency translation and increased global wages, sales commissions, and employee benefits.

Income tax expense for the third quarter of fiscal year 2026 was $432,000, compared to $567,000 for the corresponding prior year period. The year-over-year change was primarily due to changes in geographic mix of income and loss that includes jurisdictions with differing tax rates. Income tax expense for the first nine months of fiscal year 2026 was $1,668,000, compared to $3,126,000 for the corresponding prior year period. The year-over-year change was primarily due to a $1,232,000 valuation allowance recorded during the first quarter of 2025 on our Italian deferred tax assets and changes in geographic mix of income and loss that include jurisdictions with differing tax rates. A full valuation allowance has been recorded against our Italian, U.S., and Chinese deferred tax assets as of July 31, 2026, based on our conclusion that the deferred tax assets were not more likely than not to be realized under generally accepted accounting principles.

Cash and cash equivalents totaled $52,087,000 at July 31, 2026, compared to $48,713,000 at October 31, 2025. Working capital was $166,717,000 at July 31, 2026, compared to $173,055,000 at October 31, 2025. The decrease in working capital was primarily driven by a decrease in inventories and an increase in accounts payable and customer deposits, partially offset by increases in cash and cash equivalents and prepaid and other assets.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, and the U.S., and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, the Czech Republic, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, Taiwan, and the U.S. Web Site: www.hurco.com.

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs, including an inability to receive any refunds of tariffs paid in previous periods, and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; the impact of public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations and economies of our customers and suppliers; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2026	2025	2026	2025

	(unaudited)		(unaudited)
Sales and service fees	$ 47,289	$ 45,806	$ 137,775	$ 133,087
Cost of sales and service	34,106	36,694	106,323	107,856
Gross profit	13,183	9,112	31,452	25,231
Selling, general and administrative expenses	10,889	10,762	33,127	32,041
Operating income (loss)	2,294	(1,650)	(1,675)	(6,810)
Interest expense	25	4	61	66
Interest income	86	58	199	239
Investment income	95	13	204	186
Other income (expense), net	296	(1,543)	(525)	(2,499)
Income (loss) before taxes	2,746	(3,126)	(1,858)	(8,950)
Provision for income taxes	432	567	1,668	3,126
Net income (loss)	$ 2,314	($ 3,693)	($ 3,526)	($ 12,076)

Income (loss) per common share
Basic	$ 0.35	($ 0.58)	($ 0.55)	($ 1.87)
Diluted	$ 0.35	($ 0.58)	($ 0.55)	($ 1.87)
Weighted average common shares outstanding
Basic	6,476	6,463	6,456	6,474
Diluted	6,497	6,463	6,456	6,474

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended July 31,		Nine Months Ended July 31,
Operating Data:	2026	2025	2026	2025

	(unaudited)		(unaudited)
Gross margin	28%	20%	23%	19%
SG&A expense as a percentage of sales	23%	23%	24%	24%
Operating income (loss) as a percentage of sales	5%	(4)%	(1)%	(5)%
Pre-tax income (loss) as a percentage of sales	6%	(7)%	(1)%	(7)%
Effective tax rate	16%	(18)%	(90)%	(35)%
Depreciation and amortization	$ 484	$ 642	$ 1,570	$ 2,000
Capital expenditures	$ 1,034	$ 932	$ 2,372	$ 2,288

Balance Sheet Data:	7/31/26	10/31/2025
Working capital	$ 166,717	$ 173,055
Days sales outstanding	41	42
Inventory turns	1.0	1.0
Capitalization
Total debt	--	--
Shareholders' equity	192,289	198,787
Total	$ 192,289	$ 198,787

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
	July 31,	October 31,
	2026	2025
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 52,087	$ 48,713
Accounts receivable, net	26,845	27,928
Inventories	136,616	142,931
Derivative assets	251	263
Prepaid and other assets	6,905	5,243
Total current assets	222,704	225,078

Property and equipment:
Land	1,046	1,046
Building	7,381	7,381
Machinery and equipment	23,993	26,061
Leasehold improvements	4,273	4,569
	36,693	39,057
Less accumulated depreciation and amortization	(29,536)	(31,083)
Total property and equipment, net	7,157	7,974

Non-current assets:
Software development costs, less accumulated amortization	9,393	8,090
Intangible assets, net	346	627
Operating lease - right of use assets, net	9,455	11,560
Deferred income taxes	744	794
Investments	9,037	9,005
Other assets	1,184	1,170
Total non-current assets	30,159	31,246

Total assets	$ 260,020	$ 264,298

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 29,207	$ 26,074
Customer deposits	7,537	4,788
Derivative liabilities	1,818	3,084
Operating lease liabilities	4,124	4,374
Accrued payroll and employee benefits	7,467	7,474
Accrued income taxes	989	1,472
Accrued expenses	3,774	3,790
Accrued warranty expenses	1,071	967
Total current liabilities	55,987	52,023

Non-current liabilities:
Deferred income taxes	37	38
Operating lease liabilities	5,716	7,560
Deferred credits and other	5,991	5,890
Total non-current liabilities	11,744	13,488

Commitment and contingencies	-	-

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,675,629 and 6,569,224 shares issued and 6,476,322 and 6,402,396 shares outstanding, as of July 31, 2026 and October 31, 2025, respectively	648	640
Additional paid-in capital	62,213	60,850
Retained earnings	142,779	146,305
Accumulated other comprehensive loss	(13,351)	(9,008)
Total shareholders' equity	192,289	198,787

Total liabilities and shareholders' equity	$ 260,020	$ 264,298